Exhibit 99.1

Renewable Gasoline Company Bluescape Clean Fuels, LLC to Become Publicly Traded on NASDAQ via Business

Combination with CENAQ Energy Corp. and be renamed Verde Clean Fuels, LLC

●	Bluescape Clean Fuels, LLC is positioned to be a leading supplier of gasoline derived from renewable feedstocks through the development of multiple facilities across the United States

●	After CENAQ shareholder approval and closing of the transaction, the combined company is expected to have a pro forma enterprise value of $280 million and a pro forma implied market capitalization of $500 million assuming no redemptions by CENAQ shareholders

●	The transaction is expected to provide the combined company with a minimum of $80 million in gross proceeds from a simultaneous PIPE financing with proceeds to be utilized towards construction of Verde Clean Fuels’ first commercial production facility

(HOUSTON, TX) - August 12, 2022. CENAQ Energy Corp. (NASDAQ: CENQ) (“CENAQ”), a special purpose acquisition company focused on energy and energy transition, and Bluescape Clean Fuels Intermediate Holdings, LLC (“BCF”), a private company positioned to be a leading supplier of gasoline derived from renewable feedstocks, announced today the signing of a definitive business combination agreement (the “Business Combination Agreement” and such transactions contemplated thereby, the “Business Combination”). Upon closing of the Business Combination, the combined company will be named Verde Clean Fuels, Inc. (“Verde Clean Fuels”), and is expected to become publicly listed on the NASDAQ under the symbol “VGAS.”

Bluescape Clean Fuels Holdings, LLC (“Bluescape Holdings”), the current controlling shareholder of BCF, and a portfolio company of the Bluescape Energy Recapitalization and Restructuring Fund IV LP which is managed by Bluescape Energy Partners LLC, will remain the largest shareholder in Verde Clean Fuels following the closing of the Business Combination with ownership between approximately 46.5% and 66.9% depending on redemptions from the existing public shareholders of CENAQ.

Founded in 2007, BCF has developed a proven and patented process to efficiently and economically produce gasoline from Renewable Fuel Standard (“RFS”) compliant renewable feedstocks. BCF currently has its initial 7 million gallon per year facility in development at a landfill site owned by Waste Management, Inc. (NYSE: WM and doing business as WM) in Maricopa, Arizona. BCF also has larger facilities in the initial stages of development in numerous other locations in the United States utilizing various RFS compliant green renewable feedstocks. BCF’s process utilizes waste feedstocks that are otherwise landfilled providing an economic advantage resulting in extremely attractive margins while its renewable gasoline is over 60% less carbon intensive than traditional hydrocarbon-based gasoline based on GREET-style Carbon Intensity analysis.

“We are excited to combine with CENAQ to create Verde Clean Fuels. BCF’s product is a proven “drop in” replacement for hydrocarbon-based gasoline and provides significant environmental and economic advantages as compared to traditional gasoline. This combination will not only provide the funding for BCF’s planned growth, but also the opportunity to leverage the capital markets experience and management expertise of CENAQ’s sponsor group, to create a leading provider of renewable gasoline to the North American markets,” said Ernest B. Miller, CEO of BCF.

“Partnering with BCF in the creation of Verde Clean Fuels fits perfectly with our goal of gaining exposure to an energy transition opportunity. Ernie Miller and his team have an outstanding track record of successfully financing and developing complex large energy industrial projects and we believe that the significant number of existing opportunities to deploy their proven technology will increase as a result of BCF becoming a publicly listed entity,” commented J. Russell Porter, CEO of CENAQ.

Transaction Overview

The business combination values BCF at an implied US$280 million enterprise value and a pro forma equity value of approximately US$500 million, assuming no redemptions. Bluescape Holdings will receive shares of Verde Clean Fuels as consideration. In connection with the transaction, investors led by Arb Clean Fuels Management LLC and Bluescape Holdings have committed to invest $80 million in a private placement of CENAQ’s Class A common stock at $10.00 per share immediately prior to the closing of the Business Combination. The proceeds will be used to fund Verde Clean Fuels’ initial facility as well as future renewable gasoline facilities currently under development. CENAQ may choose to raise additional capital prior to the closing of the Business Combination.

Assuming no redemptions from CENAQ shareholders, the economic ownership structure following the Business Combination is expected to be approximately: 46.5% Bluescape Holdings, 10.4% PIPE shareholders (other than Bluescape Holdings), 36.1% CENAQ public shareholders and 7.0% CENAQ’s sponsor, CENAQ Sponsor LLC.

The Business Combination, which has been approved by the Board of Managers of BCF and by the Board of Directors of CENAQ, is expected to close during the first quarter of 2023, subject to the approval of the shareholders of CENAQ and other customary closing conditions. CENAQ intends to file a proxy statement in connection with the Business Combination with the U.S. Securities and Exchange Commission (“SEC”) prior to August 16, 2022, and accordingly, the period of time by which CENAQ is required to complete its initial business combination will be automatically extended to November 16, 2022.

Investor Presentation and Webcast

More information, including an investor presentation, will be accessible in the investor section of CENAQ’s website (www.cenaqenergycorp.com). Additional information about the proposed Business Combination, including a copy of the Business Combination Agreement and investor presentation, will be provided in a Current Report on Form 8-K that will be filed by CENAQ with the SEC and will be available at www.sec.gov.

Advisors

Imperial Capital is serving as financial advisor to CENAQ. Vinson & Elkins L.L.P. is serving as legal counsel to CENAQ.

Kirkland & Ellis LLP is serving as legal counsel to BCF.

Baker Botts L.L.P. is acting as legal counsel to Imperial Capital.

About Bluescape Energy Partners

Bluescape Energy Partners, is an alternative investment firm that leverages its private capital, global network, and superior thinking to deliver differentiated long-term investment performance in the broader energy and utility sectors. Bluescape Energy Partners employs a unique approach and long-term perspective, helping position companies for growth and value creation by providing capital and strategic oversight with its multi-disciplined team of executive-level managers, operators, strategic consultants, and restructuring advisors. It thrives to uncover investments exhibiting high performance potential where it seeks to build lasting partnerships. Bluescape strives to create positive impacts for all of its stakeholders through its capital, operational capabilities, and long-term ownership model.

About CENAQ Energy Corp.

CENAQ Energy Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CENAQ Energy Corp. focused its search for a target business in the energy industry in North America. CENAQ Energy Corp. is led by energy industry veterans J. Russell Porter (CEO), Michael J. Mayell (President and CFO) and John B. Connally III (Chairman).

Important Information for Shareholders

This communication does not constitute a solicitation of any vote or approval.

In connection with the Business Combination, CENAQ will file with the SEC a preliminary proxy statement. CENAQ also plans to file other documents with the SEC regarding the proposed Business Combination. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be mailed to the shareholders of CENAQ SHAREHOLDERS OF CENAQ ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED BUSINESS COMBINATION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Shareholders will be able to obtain free copies of the proxy statement and other documents containing important information about CENAQ and BCF and its affiliates once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

CENAQ and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CENAQ in connection with the proposed Business Combination. BCF and its officers and directors may also be deemed participants in such solicitation. Information about the directors and executive officers of CENAQ is set forth in CENAQ’s Annual Report on Form 10-K filed with the SEC on March 30, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the proposed Business Combination, CENAQ’s and BCF’s ability to consummate the transaction, the benefits of the transaction, CENAQ’s and BCF’s future financial performance following the transaction, as well as CENAQ’s and BCF’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on CENAQ and BCF management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, CENAQ and BCF disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. CENAQ and BCF caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of CENAQ and BCF. These risks include, but are not limited to, general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability of the parties to successfully or timely consummate the proposed Business Combination or to satisfy the closing conditions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company; the risk that the approval of the stockholders of CENAQ for the proposed Business Combination is not obtained; the failure to realize the anticipated benefits of the proposed Business Combination, including as a result of a delay in its consummation; the amount of redemption requests made by CENAQ’s stockholders; the occurrence of events that may give rise to a right of one or both of CENAQ and BCF to terminate the definitive agreements related to the proposed Business Combination; the risks related to the growth of BCF’s business and the timing of expected business milestones; and the effects of competition on BCF’s future business. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. There may be additional risks that neither CENAQ nor BCF presently know or that CENAQ and BCF currently believe are immaterial that could cause actual results to differ from those contained in the forward-looking statements. Additional information concerning these and other factors that may impact CENAQ’s expectations and projections can be found in CENAQ’s periodic filings with the SEC, including CENAQ’s Annual Report on Form 10-K filed with the SEC on March 30, 2022 and any subsequently filed Quarterly Report on Form 10-Q. CENAQ’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts

Investor Relations Contact

For CENAQ Energy Corp.:

J. Russell Porter – CEO

rporter@cenaqcorp.com

(305) 799-4822

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